Exhibit 99.2

AMENDMENT TO
SHAREHOLDERS AGREEMENT

This amendment to the Shareholders Agreement (as defined below) (this “Amendment”) is made and entered into on August 21/22, 2017, by and among trivago N.V., a public limited company (naamloze vennootschap) incorporated under the laws of The Netherlands with statutory seat in Amsterdam, The Netherlands (“Company”), Mr. Rolf Schrömgens, Mr. Peter Vinnemeier, Mr. Malte Siewert (Messrs. Schrömgens, Vinnemeier and Siewert, collectively the “Managing Shareholders”), Expedia Lodging Partner Services S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Switzerland with its statutory seat in Geneva (“Non-Managing Shareholder”), Expedia, Inc., a corporation incorporated under the laws of the State of Washington, USA with registered address in Tumwater, Washington, USA (“Guarantor”), Expedia, Inc., a corporation incorporated under the laws of the State of Delaware, USA with registered address in Dover, Delaware, USA (“Parent Guarantor”) and trivago GmbH, a private company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany with statutory seat in Düsseldorf, Germany (“Operating Company”, it being understood that such term shall be deemed to include any legal successors of such entity). The Company, the Managing Shareholders, the Non-Managing Shareholder, Guarantor, Parent Guarantor and the Operating Company are referred to collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not defined in this Amendment will have the meanings given to such terms in the Shareholders Agreement (as defined below).

RECITALS
WHEREAS, the Company, the Managing Shareholders, the Non-Managing Shareholder, Guarantor, Parent Guarantor and the Operating Company are parties to that certain Amended and Restated Shareholders Agreement, dated as of December 15/16, 2016 (as the same may be further supplemented, modified or amended from time to time in accordance with the provisions thereof, the “Shareholders Agreement”).
WHEREAS, it is intended to merge the Operating Company onto the Company as set forth in the IPO Structuring Agreement between the Parties, dated as of December 15/16, 2016 (the “Merger”).
WHEREAS, the Parties intend to amend the Shareholders Agreement in connection with the Merger and to rectify a term in the definition of “Secondary Shares”.
NOW, THEREFORE, in accordance with Section 10.4 of the Shareholders Agreement, the Parties hereby agree as follows:
1.In the definition of “Secondary Shares” the words “Class A Shares” in (y) (i) are replaced by the word “Shares”.
2.The provisions of Article 10 of the Shareholders Agreement shall apply to this Amendment as if restated herein, mutatis mutandis.

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Signed (notarized) on behalf of:

Mr. Rolf Schrömgens

Mr. Peter Vinnemeier

Mr. Malte Siewert

Expedia Lodging Partner Services S.à r.l.

Expedia, Inc. (Washington)

Expedia, Inc. (Delaware)

trivago GmbH

trivago N.V.